Bodisen Biotech Completes Dual Listing of Shares on the London Stock Exchange AIM, Raised (pound)12 Million (US$21.36 million) in Strategic Financing with UK Institutional Investors, Bodisen Management Rings Opening Bell in London

NEW YORK--(BUSINESS WIRE)--February 6, 2006 --Bodisen Biotech, Inc., (AMEX:BBC, London AIM: BODI, website: www.bodisen.com), the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, announced the successful completion of financing and dual listing of its US shares on the London Stock Exchange AIM market. Bodisen sold 1,643,836 (slightly over 9% of post offering outstanding shares) at (pound)7.30 (Approximately US$13) per share. No warrants or options were associated with this offering. Bodisen has a total of 17,764,836 shares outstanding after the transaction. Bodisen will primarily use the proceeds to expand manufacturing facilities and marketing to two new large farming regions of China which each has the similar manufacturing capacity and revue potentials as Bodisen's existing facilities.

Bodisen's shares started trading in the AIM market of the London Stock Exchange on the morning of February 6, 2006 with the company's management team ringing the opening bell in London. Global investors are able to buy the same Bodisen common stock listed both on the American Stock Exchange and in London.

Bodisen's successful dual listing and capital raise was advised by UK investment bank and Nominated Advisor Charles Stanley, reporting accountant Deloitte & Touche, global law firms Reed Smith and Jones Day, and Bodisen's advisors in the US and China - Wall Street firm New York Global Group and its Beijing based China subsidiary.

According to Charles Stanley, UK institutional investors showed strong interest in Bodisen's offering by oversubscribing for the offering several times. The
Company's shares were placed with a limited number of international institutional investors outside the United States. Bodisen is the largest China based company listed on the London Stock Exchange AIM market.

Ms. Karen Qiong Wang, chief executive officer of Bodisen commented, "In our news release dated July 19, 2005, Bodisen announced its endeavor to seek dual listing of shares in London. The goal was to raise growth capital, expand our institutional shareholder base and potentially increase our product distribution to international markets. Since our listing on the American Stock Exchange in August 2005, we have experienced greater liquidity as well as strong institutional interest from global fund managers. In addition, due to our increased visibility, Bodisen has received many requests from US, European and Asian agricultural product companies wishing to potentially become Bodisen's product distributors for their local markets. While Bodisen continues to explore ongoing strategic discussions while experiencing strong sales and earnings growth in our core markets in China, Bodisen must be able to increase manufacturing and supply capabilities to satisfy overwhelming product demand from Chinese farmers. Bodisen branded products stand for high quality and higher crop yields, at similar costs to traditional chemical fertilizers. Bodisen's products will fundamentally change Chinese farmers' fertilizer use behavior from chemical fertilizers to natural fertilizers like ours. We are taking market share away from chemical fertilizer companies, including global industry players who have much longer presence in the Chinese market."

Ms. Wang concluded," Bodisen is dedicated to serving the best interest of our shareholders through solid revenue and earnings growth. During the process of our share placement in London, we were pleased that the entire financing was completed with a limited number of well known large institutional funds with a long-term investment focus. The financing was overwhelmingly received in London with strong institutional demand as evidenced in the total buy order interest. The total number of new shares offered is relatively small while the benefits from increased share liquidity could be significant."

In January 2006, Forbes Magazine ranked Bodisen the 16th fastest growing company in China.

ABOUT BODISEN BIOTECH, INC.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized agricultural product brand in
China that is known for fertilizer products that generate higher yields for farmers. Bodisen's environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 3 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; and Pesticides & Insecticides. Bodisen's organic fertilizers can be absorbed by plants within 48 hours while enriching soil conditions without the damaging effects associated with chemical fertilizers. These products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being 100% environmentally friendly. Among China's population of
1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth in sales in the recent years.

BODISEN HAS RESEARCH COVERAGE IN NEW YORK AND IN LONDON

Wall  Street  firm New  York Global Securities, Inc. ("NYGS", www.newyorkglobal.
com) provides research coverage for Bodisen. NYGS' parent company New York Global Group (www.nyggroup.com) has a significant China presence and is one of the largest US firms in China in the financial services sector. London investment bank Charles Stanley (www.charles-stanley.co.uk), a member of the London Stock Exchange since 1852, provides research coverage for Bodisen in London.

SAFE HARCOURT STATEMENT

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

INVESTOR CONTACT:

In New York:
Ms. Debra Chen
Investor Relations
The Piacente Group
Tel: 212-481-1907
Email: debra@thepiacentegroup.com

In London:
Mr. Richard Thompson
Head of Corporate Finance
Charles Stanley & Company
Tel: 44-20-79532482